FUND PARTICIPATION AGREEMENT

                                  by and among

                           INSURANCE MANAGEMENT SERIES

                               FEDERATED ADVISORS

                                       and

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

       THIS AGREEMENT is made as of the 1 day of July, 1994, by and among INSURANCE MANAGEMENT SERIES, an open-end management investment company organized as a Massachusetts business trust (the "Trust"), FEDERATED ADVISORS, an insurance trust organized under the laws of the state of Delaware ("Advisor"), and AETNA LIFE INSURANCE AND ANNUITY COMPANY, a life insurance company organized under the laws of the State of Connecticut ("ALIAC"), on its own behalf and on behalf of each segregated asset account of ALIAC set forth on Schedule A hereto as may be amended from time to time (the "Accounts").

                              W I T N E S S E T H:

       WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940 as amended (the "1940 Act"), and has registered its shares under the Securities Act of 1933, as amended (the "1933 Act"); and

       WHEREAS, beneficial interests in the Trust are divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets, set forth in Schedule B hereto, as may be amemded from time to time (the "Portfolios"); and

       WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established to fund variable annuity contracts and variable life insurance policies to be offered by unaffiliated insurance companies that have entered into participation agreements with the Trust (the "Participating Insurance Companies"); and

       WHEREAS, ALIAC has established the Accounts to serve as investment vehicles for certain variable annuity contracts or life insurance policies set forth in Schedule A hereto, as may be amended from time to time ("Contracts").

       NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

                                   ARTICLE I.
                              Sale of Trust Shares

       1.1. The Trust shall make shares of its Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by ALIAC to be necessary to meet the requirements of the Contracts. The Trustees of the Trust (the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

       1.2. The Trust will redeem any full or fractional shares of any Portfolio when requested by ALIAC on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. The Trust shall make payment for such shares in the manner established from time to time by the Trust, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

       1.3. ALIAC will transmit orders from time to time to the Trust for the purchase of shares of its Portfolios as directed by Contractholders. Orders for shares of the Portfolios placed by the Company with the Trust by 5:30 p.m., Eastern time, on any Business day shall be priced at the net asset value determined by the Trust as of the end of that Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its asset value pursuant to the rules of the SEC.

       1.4. Purchase orders that are transmitted to the Trust in accordance with
Section 1.3. shall be paid for no later than 3:00 p.m., Eastern time, on the Business Day following the Business Day that the Trust receives notice of the order. Payments shall be made in federal funds transmitted by wire to the Trust or its agent. Upon receipt by the Trust of the federal funds so wired, such funds shall cease to be the responsibility of ALIAC and shall become the responsibility of the Trust for this purpose.

       1.5. Issuance and transfer of the Trust's shares will be by book entry only. Stock certificates will not be issued to ALIAC or the Accounts. Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.


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

       1.6. The Trust shall furnish prompt notice to ALIAC of any income dividends or capital gain distributions payable on the Trust's shares. ALIAC hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of that Portfolio. The Trust shall notify ALIAC of the number of shares so issued as payment of such dividends and distributions. ALIAC may change this election from time to time.

       1.7. In accordance with Section 1.1., the Trust shall calculate the net asset value of shares of its Portfolios on each Business Day and shall make the net asset value per share for each Portfolio available to ALIAC on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:00 p.m., Eastern time.

       1.8. The Trust agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Shared Trust Exemptive Order. No shares of any Portfolio will be sold directly to the general public. ALIAC agrees that Trust shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A.

       1.9. The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8. and
Article IV.

                                   ARTICLE II.
                           Obligations of the Parties

       2.1. The Trust shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 2.1. and all taxes to which an issuer is subject on the issuance and transfer of its shares.

       2.2. At the option of ALIAC, the Trust shall either (a) provide ALIAC (at ALIAC's expense) with as many copies of the Trust's current prospectus, statement of additional information, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as ALIAC shall reasonably request, or (b) provide ALIAC with a camera ready copy of such documents in a form suitable for printing. The Trust shall provide ALIAC with a copy of its statement of additional information in a form suitable for duplication by ALIAC. The Trust (at its expense) shall provide ALIAC with copies of any Trust-sponsored proxy materials in such quantity as ALIAC shall reasonably require for distribution to Contract holders.

       2.3. ALIAC shall bear the costs of printing and distributing the Trust's prospectus, statement of additional information, shareholder reports and other shareholder communications to holders of and applicants for Contracts for which the Trust is serving or is to serve as an investment vehicle. ALIAC shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract holders. ALIAC assumes sole responsibility for ensuring that such materials are delivered to Contract holders in accordance with applicable federal and state securities laws.

       2.4. The Trust recognizes ALIAC as the sole shareholder of Trust Shares purchased in accordance with this Agreement. The Advisor and Trust further recognize that the Trust will derive substantial savings with respect to its administrative expenses, including significant reductions in expenses attributable to postage, shareholder communications, and recordkeeping by virtue of the Trust's having a sole shareholder rather than multiple shareholders. In consideration of these administrative savings, the Adviser agrees to pay ALIAC a fee equivalent to 15 basis points per annum of the amount invested in the Trust through the Accounts in accordance with the Agreement (the "Fee").

       2.5. The Adviser will calculate the amount of the total Fee to be paid to ALIAC at the end of each calendar quarter and will such payment to ALIAC within 30 days thereafter. Each payment will be accompanied by a statement showing the calculation of the Fee for the relevant calendar quarter and such other supporting data as may be reasonably requested by ALIAC.

       2.6. ALIAC agrees and acknowledges that Adviser is the sole owner of the name and mark "Federated" and that all use of any designation comprised in whole or part of Federated (a "Federated Mark") under this Agreement shall inure to the benefit of Adviser. Except as provided in Section 2.5., ALIAC shall not use any Federated Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of Adviser. Upon termination of this Agreement for any reason, ALIAC shall cease all use of any Federated Mark(s) as soon as reasonably practicable.

       2.7. ALIAC shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or Adviser is named promptly after the filing of such document with the SEC or other regulatory authorities. ALIAC shall furnish, or shall cause to be furnished to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust or its investment adviser is named, at least five Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within five Business Days after receipt of such material.


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

       2.8. The Trust shall furnish, or cause to be furnished, to ALIAC at least one copy of the application for the order, the order, and any amendments thereto, all prospectuses, statements of additional information, reports, proxy statements and other voting solicitation materials, all amendments, and supplements thereto, and any other filings that relate to the Trust or its shares, promptly after the filing of such document with the SEC or other regulatory authorities.

       2.9. ALIAC shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or Adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

       2.10. The Trust shall not give any information or make any representations or statements on behalf of ALIAC or concerning ALIAC, the Accounts or the Contracts, other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by ALIAC for distribution, including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of ALIAC.

       2.11 So long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable annuity contract and variable life insurance policy holders, ALIAC will provide pass-through voting privileges to holders of Contracts, the assets of which are invested, through the Accounts, in shares of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and ALIAC shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each Account, ALIAC will vote shares of the Trust held by the Account and for which no timely voting instructions from Contract holders are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. ALIAC and its agents will not recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract holders without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion.

                                  ARTICLE III.
                         Representations and Warranties

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

       3.1. ALIAC represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Connecticut and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A.

       3.2. ALIAC represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or that the Accounts are exempt from registration.

       3.3. ALIAC represents and warrants that the Contracts will be registered under the 1933 Act prior to any issuance or sale of the Contracts or that the Contracts are exempt from registration thereunder; the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws, and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

       3.4. ALIAC warrants and represents that it is duly authorized to enter this Agreement and that the Agreement is legal, valid and enforceable against it except as may be limited by bankruptcy or principles of equity.

       3.5. ALIAC represents and warrants that all its directors, officers and employees dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Trust, in an account not less than $2 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

       3.6. The Trust and Adviser represent and warrant that the Trust is duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

       3.7. The Trust and Adviser represent and warrant that the Trust received an order from the SEC that exempts the Trust from certain 1940 Act requirements and permits Participating Insurance Companies to purchase Trust shares for their respective separate accounts funding variable annuity contracts and variable life insurance policies without regard to such requirements (the "Order").

       3.8. The Trust and Adviser represent and warrant that the Adviser is duly organized and validly existing under the laws of the State of Delaware, and is, and shall remain, duly registered in all material respects under applicable federal and state securities laws, and further that Adviser shall perform its obligations for the Trust in compliance in all material respects with such laws.

       3.9. The Trust and Adviser represent and warrant that the Trust shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to


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

time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

       3.10. The Trust and Adviser represent and warrant that the investments of each Portfolio will comply with the diversification requirements set forth in
Section 817(h) of the Internal Revenue Code of 1986, as amended ("Code"), and the rules and regulations thereunder.

       3.11. The Trust and Adviser represent and warrant that each is duly authorized to enter into this Agreement and the Agreement is legal, valid and enforceable against each except as may be limited by bankruptcy or principles of equity.

       3.12. The Trust and Adviser represent and warrant that all their respective Trustees or directors, officers and employees dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall be issued by a reputable bonding company.

                                   ARTICLE IV.
                               Potential Conflicts

       4.1. The parties acknowledge that the Trust's shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract holders of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform ALIAC if they determine that an irreconcilable material conflict exists and the implications thereof.

       4.2. ALIAC agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. ALIAC will assist the Trustees in carrying out their responsibilities under the Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by ALIAC to disregard Contract holder voting instructions.


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

       4.3. If it is determined by a majority of the Trustees, or a majority of disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract holders, ALIAC shall, in cooperation with other Participating Insurance Companies whose contract holders are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract holders, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contract holders or variable life insurance policy holders of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract holders the option of making such a change and (b) establishing a new registered management investment company or managed separate account.

       4.4. If a material irreconcilable conflict arises because of a decision by ALIAC to disregard Contract holder voting instructions and that decision represents a minority position or would preclude a majority vote, ALIAC may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by ALIAC for the purchase and redemption of shares of the Trust.

       4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to ALIAC conflicts with the majority of other state regulators, ALIAC will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform ALIAC in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by ALIAC for the purchase and redemption of shares of the Trust.

       4.6. For purposes of Sections 4.3 through 4.6., a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will ALIAC be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract holders materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not


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

adequately remedy any irreconcilable material conflict, ALIAC will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform ALIAC in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

       4.7. ALIAC shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonable request so that the Trustees may fully carry out the duties imposed upon them by the Order and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

       4.8. If any rule issued under those provisions of the 1940 Act that are the bases of the Order is revised in any material respect, the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with such revised rule as adopted to the extent it is applicable.

                                   ARTICLE V.
                                 Indemnification

       5.1. ALIAC agrees to indemnify and hold harmless the Trust and Adviser and each of its respective Trustees or directors, officers, employees and agents and each person, if any, who controls the Trust or the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V.) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of ALIAC) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

              (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature generated or approved by ALIAC on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "ALIAC Documents" for the purposes of this Article V.), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to ALIAC by or on behalf of the Trust or Adviser for use in ALIAC Documents


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

                    or otherwise for use in connection with the sale of the Contracts or Trust shares; or

              (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in
                    Section 5.2.(a)) or wrongful conduct of ALIAC or persons under its control, with respect to the sale or acquisition of the Contracts or Trust shares; or

              (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2.(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of ALIAC; or

              (d) arise out of or result from any failure by ALIAC to provide the services or furnish the materials required under the terms of this Agreement; or

              (e) arise out of or result from any material breach of any representation and/or warranty made by ALIAC in this Agreement or arise out of or result from any other material breach of this Agreement by ALIAC.

       5.2. The Trust and Adviser agree to indemnify and hold harmless ALIAC and its directors, officers, employees and agents and each person, if any, who controls ALIAC within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V.) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) for expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such
Losses:

              (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or sales literature for the Trust (or any amendment or supplement thereto) (collectively, "Trust Documents" for the purposes of this Article V.), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of ALIAC for use in

                    Trust Documents or otherwise for use in connection with the sale of the Contracts of Trust shares; or

              (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from ALIAC Documents) or wrongful conduct of the Trust or persons under its control, with respect to the sale or acquisition of the Contracts or Trust Shares; or

              (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in ALIAC Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to ALIAC by or on behalf of the Trust; or

              (d) arise out of or result from any failure by the Trust or Adviser to provide the services or furnish the materials required under the terms of this Agreement; or

              (e) arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

       5.3. Neither ALIAC nor the Trust or Adviser shall be liable under the indemnification provisions of Sections 5.1. or 5.2., as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from any Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

       5.4. Neither ALIAC nor the Trust or Adviser shall be liable under the indemnification provisions of Section 5.1. or 5.2., as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party or parties in writing within a reasonable time after the summons, or other first written notification, giving information concerning the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party or parties against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1. and 5.2.

       5.5. In case any such action is brought against the Indemnified Parties, the indemnifying party or parties shall be entitled to participate, at its or their own expense, in


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

the defense of such action. The indemnifying party or parties also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party or parties named in the action. After notice from the indemnifying party or parties to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party or parties will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party or parties independently in connection with the defense hereof other than reasonable costs of investigation.

                                   ARTICLE VI.
                                   Termination

       6.1. This Agreement shall continue in full force and effect until the first to occur of:

              (a) termination by any party for any reason by sixty (60) days' advance written notice delivered to the other parties; or

              (b) termination by ALIAC by written notice to the Trust and Adviser with respect to any Portfolio based upon ALIAC's determination that shares of such Portfolio are not reasonably available to meet the needs of the Contracts; or

              (c) termination by ALIAC by written notice to the Trust and Adviser with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by ALIAC; or

              (d) termination by ALIAC by written notice to the Trust and Adviser with respect to any Portfolio in the event that such Portfolio ceases to qualify as a regulated investment company under Subchapter M of the Code or under any successor or similar provision, or if ALIAC reasonably believes the Trust may fail to so qualify; or

              (e) termination by ALIAC by written notice to the Trust and Adviser with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements of
                    Section 3.10; or

              (f) termination by ALIAC by written notice to the Trust and Adviser, if ALIAC shall determine, in its sole judgment exercised in good faith, that either the Trust of Adviser has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

              (g) termination by either the Trust or Adviser by written notice to ALIAC, if either one or both of the Trust or Adviser shall determine, in its sole judgment exercised in good faith, that ALIAC has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity.

       6.2. Notwithstanding any termination of this Agreement, the Trust shall, at the option of ALIAC, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement; provided, however, that ALIAC continues to pay the costs set forth in
Section 2.3.

       6.3. The provisions of Article V. shall survive the termination of this Agreement, and the provisions of Article IV. and Section 2.8. shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract holders in accordance with Section 6.2.

                                  ARTICLE VII.
                                     Notices

       Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

       If to the Trust or Advisers:

                  ---------------------------

                  ---------------------------

                  ---------------------------
                  Attention:

         If to ALIAC:

                  Aetna Life Insurance and Annuity Company
                  151 Farmington Avenue
                  Hartford, Connecticut
                  Attention:  Barrett N. Sidel

                                  ARTICLE VIII.
                                  Miscellaneous

       8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

       8.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

       8.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

       8.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Connecticut. This Agreement shall be subject to the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder, including exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Order) and the terms hereof shall be interpreted and construed in accordance thereof.

       8.5. The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer or agent of the Trust, or holder or shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

       8.6. Each party shall cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, the National Association of Dealers, Inc. and state insurance or securities regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

       8.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

       8.8. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

       8.9. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

       8.10. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

       IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

AETNA LIFE INSURANCE AND                  INSURANCE MANAGEMENT SERIES
ANNUITY COMPANY


By: /s/ Richard C. Murphy                 By: /s/ J. Christopher Donahue
    -----------------------                   -----------------------------
    Name: Richard C. Murphy                   Name: J. Christopher Donahue
    Title: Vice President                     Title:  President


                                          FEDERATED ADVISERS


                                          By: /s/ J. Christopher Donahue
                                              -----------------------------
                                              Name: J. Christopher Donahue
                                              Title: President

                                   SCHEDULE A

                   Separate Accounts and Associated Contracts


                                                         Contracts Funded
Name of Separate Account                               By Separate Account
------------------------                               --------------------
ALIAC Variable Annuity Separate                        Aetna Growth Plus
Account B                                              Aetna Marathon Plus

                                   SCHEDULE B

                                  Fee Schedule

       Federated will pay to ALIAC 5 basis points on an annualized basis on the average of the aggregate account values in the Federated managed portion (Insurance Management Series) of the Contracts listed on Schedule A (the "IMS Value"). This payment will be made quarterly, within 30 days of the end of each calendar quarter, commencing once the Federated Funds are charging at their stated voluntary expense caps or on January 15, 1995, whichever is earlier.


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